Exhibit 99.1
Startek Appoints Julie Schoenfeld to its Board of Directors

GREENWOOD VILLAGE, Colorado - January 7, 2018 - Startek, Inc. (NYSE: SRT), a global provider of customer experience management, has appointed Julie Schoenfeld to its board of directors, succeeding Ben Rosenzweig effective January 7, 2019. She will also assume Rosenzweig’s position on the audit and governance and nominating committees.

Schoenfeld brings more than two decades of executive experience to the board and has founded, grown and sold multiple technology companies over the course of her career. Currently, she serves as vice president of Cruise Automation, a GM company that acquired Strobe Inc., which Schoenfeld founded to create high-performance, low-cost LiDAR systems for autonomous vehicles.

Prior to Cruise Automation, Schoenfeld was president and CEO of Perfect Market (acquired by Taboola), OEwaves, and Net Effect (acquired by Ask Jeeves for $319 million). At Net Effect, a call center software provider for customer service and business-to-business applications, Schoenfeld founded the company, created a product roadmap, built out multiple teams and drove rapid growth within two years before its eventual sale.

“Julie’s strong background as an executive and board member for a variety of technology companies will be an invaluable asset to our board,” said Aparup Sengupta, chairman of the board of directors for Startek. “She is a proven entrepreneur with extensive experience in assembling teams and developing strategies to drive growth. We look forward to her guidance, insight and contribution as we further integrate the Startek and Aegis businesses and capitalize on our new global platform.

“I would like to thank Ben for his many years of service and dedication to Startek. His involvement was instrumental to the combination with Aegis, and we wish him the best in his future endeavors as he remains a supportive shareholder.”

Schoenfeld currently serves on the board of directors for Prodege and OEwaves, as well as the advisory board for Taboola. She previously served on the board of directors for Net Effect, Perfect Market, Strobe Inc. and How2 TV. Schoenfeld was also responsible for forming the audit and compensation committees for both OEwaves and Net Effect.

Schoenfeld commented on her appointment: “The business combination that Startek completed last year has created an exceptional platform with the necessary global reach to provide innovative customer experience solutions to clients all over the world. I look forward to leveraging my background to help Startek capture synergies and drive growth in newer verticals and markets.”

Schoenfeld holds an MBA from Harvard Business School and a Bachelor of Science in Engineering from Tufts University. She has received multiple accolades for her notable work throughout her career, including: Innovator of the Year from the National Association of Women Business Owners, Top 50 Digital Women by Digital LA, and the Deloitte Technology Fast 500 Award.

About Startek
Startek is a leading global provider of customer experience management solutions. The company provides business process outsourcing and technology services to corporations around the world across a range of industries. Operating under the Startek and Aegis brands, the company has approximately 45,000 outsourcing experts across 66 delivery campuses worldwide that are committed to enhancing the customer experience for clients. Services include omni-channel customer care, customer acquisition, order processing, technical support, receivables management and analytics through automation, voice, chat, email, social media and IVR, resulting in superior business results for its clients. To learn more about Startek’s global solutions, please visit www.startek.com.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. As described below, such statements are subject to a number of risks and uncertainties that could cause Startek's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on a limited number of significant customers, lack of minimum purchase requirements in our contracts, the concentration of our business in the communications industry, lack of wide geographic diversity, maximization of capacity utilization, foreign currency exchange risk, risks inherent in the operation of business outside of the United States, ability to hire and retain qualified employees, increases in labor costs, management turnover and retention of key personnel, trends affecting companies’ decisions to outsource non-core services, reliance on technology and computer systems, including investment in and development of new and enhanced technology, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information or personally identifiable information, compliance with regulations governing protected health information, our ability to acquire and integrate complementary businesses, compliance with our debt covenants, ability of our largest stockholder to affect decisions and stock price volatility, difficulties with the successful integration and realization of the anticipated benefits or synergies from the Aegis transaction, and the risk that the consummation of the transaction could have an adverse effect on Startek’s ability to retain customers and retain and hire key personnel. Readers are encouraged to review risk factors and all other disclosures appearing in the Company's Definitive Proxy Statement filed with the Securities and Exchange Commission on June 13, 2018, as well as other filings with the SEC, for further information on risks and uncertainties that could affect Startek's business, financial condition and results of operation. Startek assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.

Investor Relations
Sean Mansouri or Cody Slach
Liolios
(949) 574-3860
investor@startek.com